EXHIBIT 1


                               CSW CREDIT, INC.
                                BALANCE SHEET
                              SEPTEMBER 30, 1996
                                 (thousands)
                                  UNAUDITED




                                    ASSETS

Accounts receivable, net of allowance for
  doubtful accounts of $5,479                                         $883,118
Cash and temporary cash investments                                      6,201
Deferred income taxes                                                    3,691
Other assets                                                             2,689
                                                                    -----------
                                                                      $895,699
                                                                    ===========





                     LIABILITIES AND STOCKHOLDER'S EQUITY

Short-term debt                                                       $809,200
Deferred credit                                                         17,911
Other liabilities                                                        5,530
Unearned revenues                                                        1,980

Stockholder's equity
  Common stock, no par; authorized
    1,000 shares; issued and
    outstanding 255 shares                                                   1
  Paid-in capital                                                       61,077
                                                                    -----------
                                                                      $895,699
                                                                    ===========






         The accompanying notes to financial statements are an integral part of these statements.

                                CSW CREDIT, INC.
                              STATEMENTS OF INCOME
                       FOR THE PERIODS ENDED SEPTEMBER 30
                                   (thousands)
                                    UNAUDITED


                              Three Months Ended   Twelve Months Ended
                                1996      1995      1996        1995
                              -------   -------   --------    --------


REVENUES                      $19,742   $19,816    $66,880     $64,461
                              -------   -------   --------    --------

OPERATING EXPENSES
  Interest                     11,446    11,802     39,583      39,496
  Provision for
    bad debts                   4,458     3,858     13,609      11,222
  Credit line fees                250       349      1,023       1,493
  General and
    administrative                224       285        573       1,327
                              -------   -------   --------    --------
                               16,378    16,294     54,788      53,538
                              -------   -------   --------    --------



OPERATING INCOME                3,364     3,522     12,092      10,923
                              -------   -------   --------    --------


OTHER INCOME AND DEDUCTIONS
  Interest income                  13        12        230         192
  Tax benefit of parent
    company loss                   36      --           96        --
                              -------   -------   --------    --------
                                   49        12        326         192
                              -------   -------   --------    --------


INCOME BEFORE FEDERAL
  INCOME TAXES                  3,413     3,534     12,418      11,115
                              -------   -------   --------    --------

FEDERAL INCOME TAXES
  Current                       1,182     1,330      5,526      (1,944)
  Deferred                       --         547     (1,485)      6,376
                              -------   -------   --------    --------
                                1,182     1,877      4,041       4,432
                              -------   -------   --------    --------



NET INCOME                     $2,231    $1,657     $8,377      $6,683
                              =======   =======   ========    ========



                      Theaccompanying notes to financial statements are an
                         integral part of these statements.

                                CSW CREDIT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                    UNAUDITED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Significant accounting policies are summarized below:

REVENUE RECOGNITION
      Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
      The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

FEDERAL INCOME TAXES
      The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the CSW system. Federal income tax expense resulted in an effective rate of 33% for the twelve months ended September 30, 1996, and 40% for the twelve months ended September 30, 1995. The difference in the effective rates is due primarily to consolidated allocations and true-ups of prior year income tax accruals.

      Deferred income taxes for the three months and twelve months ended September 30, 1996 vary from the three months and twelve months ended September 30, 1995 primarily due to recognition differences of book and income tax deductions.

RELATED PARTY TRANSACTIONS
      Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services.

USE OF ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (2)  REGULATION

      The Company is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.

(3)  SHORT-TERM FINANCING

      The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for the twelve months ended September 30, 1996, was 5.56%. At September 30, 1996, the Company had a revolving credit agreement aggregating $880 million to back up its commercial paper program.

(4)  HOUSTON LIGHTING & POWER COMPANY

      The Company entered into an agreement with Houston Lighting & Power Company (HLP) to purchase substantially all of HLP's utility receivables.

      The Company is currently subject to a SEC restriction (50% Restriction) such that the average amount of non-affiliated receivables is less than the average of the preceding twelve calendar month-end balances of affiliated account receivables outstanding. The Company received SEC authority to sell a sufficient amount of HLP receivables acquired by the Company from HLP to third parties such that the Company remains in compliance with the 50% Restriction. The Company has been and is in compliance with the 50% Restriction.

(5)  FINANCIAL INSTRUMENTS

CASH, TEMPORARY CASH INVESTMENTS, AND SHORT-TERM DEBT
      The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.